VANGUARD REIT INDEX FUND SPECIAL SERVICE AGREEMENT

AGREEMENT, effective as of this 26th day of September, 2017, between VANGUARD SPECIALIZED FUNDS, a Delaware statutory trust (the "Trust"), on behalf of its series, VANGUARD REIT INDEX FUND (the "Fund"), and THE VANGUARD GROUP, INC., a Pennsylvania corporation ("Vanguard").

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, Vanguard provides at-cost investment advisory, distribution, and other services to Vanguard member funds, including the Fund, pursuant to the Fifth Amended and Restated Funds' Service Agreement dated June 8, 2009, as amended from time to time (the "Funds' Service Agreement");

WHEREAS, the Fund employs an investment strategy pursuant to which it invests directly in securities and in other Vanguard funds as permitted by Rule 12d1-2 under the 1940 Act;

WHEREAS, the Trust wishes to retain Vanguard to render to the Fund the services described above on slightly different terms than provided for in the Funds' Service Agreement, and Vanguard is willing to render such services on those terms; and

WHEREAS, more than two-thirds of the registered investment companies that are parties to the Funds' Service Agreement have agreed that Vanguard may enter this Agreement with the Trust.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. In consideration for the services provided to the Fund by Vanguard pursuant to the Funds' Service Agreement, Vanguard shall be entitled to receive from the Fund the out-of-pocket, incremental costs Vanguard incurs in providing such services.

2. Notwithstanding anything in the Funds' Service Agreement to the contrary, the Fund:

(a) shall not be obligated or permitted to make a capital contribution or to acquire shares of Vanguard pursuant to Part I of the Funds' Service Agreement, except to the extent that the Fund's assets are not invested in shares of other Vanguard funds;

(b) shall not be allocated, or obligated to pay, any portion of the expenses of Vanguard pursuant to Section 3.2 of the Funds' Service Agreement, except as set forth in Section 1 of this Agreement or as otherwise determined by the Board of Directors of Vanguard pursuant to Section 3.2(A)(4) of the Fund Services' Agreement; and

(c) may have the expenses the Fund would otherwise bear pursuant to Section 1 of this Agreement and Section 2.1 of the Funds' Service Agreement reduced or eliminated by the savings that accrue to the benefit of the Vanguard funds by virtue of the operation of the Fund.

3. Except as provided above, the parties agree that the Fund shall be subject to all of the provisions of the Funds' Service Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

VANGUARD SPECIALIZED FUNDS

By [signature]
F. William McNabb III
Chairman and Chief Executive Officer

THE VANGUARD GROUP, INC.

By [signature]
F. William McNabb III
Chairman and Chief Executive Officer